Exhibit 10.3

Form: Stock Award - Employee

NextGen Healthcare, Inc.
Restricted Stock Award

Grant Notice
2015 Equity Incentive Plan

NextGen Healthcare, Inc. (the “Company”), pursuant to its 2015 Equity Incentive Plan (formerly known as the Quality Systems, Inc. 2015 Equity Incentive Plan) (the “Plan”), hereby grants to Participant the right to receive the number of shares of the Company’s Common Stock set forth below (“Award”).  This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement and the Plan, each of which are attached hereto and incorporated herein in their entirety.  Defined terms not explicitly defined in this Grant Notice but defined in the Plan shall have the same definitions as in the Plan.

Participant:_____________

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Award:

Fair Market Value Per Share:	_____________

Vesting Schedule:  Subject to Participant’s Continuous Service on each vesting date, 1/3rd of the shares subject to the Award shall vest on each of the first three anniversaries of the Vesting Commencement Date.

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Award Agreement and the Plan.  Participant further acknowledges that this Grant Notice, the Restricted Stock Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the award of Common Stock in the Company and supersede all prior oral and written agreements on that subject with the exception of awards previously granted and delivered to Participant under the Plan.

NextGen Healthcare, Inc.	Participant:
By: _____________________________________ [NAME, TITLE]	By: _____________________________________ [NAME]
Date: ____________________________________
Attachments:

Attachment I:	Restricted Stock Award Agreement
Attachment II:	2015 Equity Incentive Plan

Attachment I

RESTRICTED STOCK AWARD AGREEMENT

NextGen Healthcare, Inc.

2015 Equity Incentive Plan

Restricted Stock Award Agreement

Pursuant to the Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Award Agreement (collectively, the “Award”) and in consideration of your past services, NextGen Healthcare, Inc. (the “Company”) has awarded you a restricted stock award under its 2015 Equity Incentive Plan (formerly known as the Quality Systems, Inc. 2015 Equity Incentive Plan) (the “Plan”) for the number of shares of the Company’s Common Stock subject to the Award indicated in the Grant Notice.  Except where indicated otherwise, defined terms not explicitly defined in this Restricted Stock Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1.Vesting.  Subject to the limitations contained herein and the potential vesting acceleration provisions set forth in Section 9 herein, your Award shall vest as provided in your Grant Notice, and any portion of your Award that does not vest due to either the termination of your Continuous Service or the failure to satisfy a Performance Goal shall be canceled and reacquired by the Company for no consideration.  “Vested Shares” shall mean shares that have vested in accordance with the Vesting Schedule, and “Unvested Shares” shall mean shares that have not vested in accordance with the Vesting Schedule.  Notwithstanding the foregoing, your Award shall become vested in its entirety in the circumstances providing for accelerated vesting under the terms of your written Employment Agreement with NextGen Healthcare, Inc., if any, as it may be amended from time to time (the “Employment Agreement”) or such other applicable agreement, in each case, while your Employment Agreement is in effect.  The shares subject to your Award will be held by the Company in book entry position on the records of the Company until your interest in such shares vests.  As each portion of your interest in the shares vests, the Company shall issue to you appropriate evidence representing such Vested Shares, either in the form of one or more stock certificates or as uncertificated shares in electronic form, or in any combination of the foregoing.

2.Number of Shares.  The number of shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in Section 9(a) of the Plan.

3.Payment.  This Award was granted in consideration of your past services to the Company and its Affiliates or in consideration of other legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

4.Securities Law Compliance.  You will not be issued any shares of Common Stock under your Award unless either (a) such shares are then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

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5.Transfer Restrictions.  Prior to the time that they have vested, you may not transfer, pledge, sell or otherwise dispose of the shares of Common Stock subject to the Award.  For example, you may not use shares subject to the Award that have not vested as security for a loan.  This restriction on the transfer of shares will lapse with respect to Vested Shares when such shares vest.  Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to receive Vested Shares as of the date of your death.

6.Termination of Continuous Service.   Except as may be provided in your Employment Agreement, if any, and subject to Section 1 hereof, in the event your Continuous Service terminates all Unvested Shares subject to your Award shall immediately be cancelled and reacquired for no consideration. Except as may be provided in your Employment Agreement, if any, and subject to Section 1 hereof, you will accrue no additional vesting of your Award following your termination of Continuous Service.

7.Restrictive Legends.  The shares issued under your Award shall be endorsed with appropriate legends determined by the Company as applicable.

8.Rights as a Stockholder. You shall exercise all rights and privileges of a stockholder of the Company with respect to the shares subject to your Award.  You shall be deemed to be the holder of the shares for purposes of receiving dividends which may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of such shares have not yet vested.

9.Change in Control.

(a)If a Change in Control occurs and within twelve (12) months after the effective time of such Change in Control, your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason (a “Qualifying Termination”), then the vesting of your Award will be accelerated in full.

(b) “Good Reason” means that one or more of the following are undertaken by the Company (or successor to the Company, if applicable) without your express written consent provided that you have first provided written notice to the Company’s General Counsel of the existence of such condition within thirty (30) days after its initial existence and the Company (or surviving corporation) has not remedied such condition within thirty (30) days after your written notice is received by the Company and you separate from service within thirty (30) days following the expiration of the cure period: (i) a material reduction in your annual base salary, which you agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in your authority, duties or responsibilities; or (iii) a relocation of your principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).

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(c)If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines

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thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10.Award not a Service Contract.  Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or in affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

11.Withholding Obligations.

(a)At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate thereof, if any, which arise in connection with your Award (the “Withholding Taxes”).  Such withholding obligations may be satisfied by your relinquishment of your right to receive a portion of the shares otherwise issuable to you pursuant to the Award; provided, however, that you shall not be authorized to relinquish your right to shares with a fair market value in excess of the amount required to satisfy the minimum amount of tax required to be withheld by law.

(b)Unless the tax withholding obligations of the Company and/or any Affiliate thereof are satisfied, the Company shall have no obligation to issue any stock certificates or uncertificated shares for such shares.

12.Tax Consequences.   You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents.  You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

13.Notices.  Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees

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prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

Company:NextGen Healthcare, Inc.

Attn: Equity Management

18111 Von Karman, Suite 800

Irvine, California 92612

Participant:Your address as on file with the Company at the time notice is given

14.Miscellaneous.

(a)  The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)This Agreement shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and the Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

16.Choice of Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of law rules.

17.Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.

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Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.Amendment.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company.  Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent.  Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

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Attachment II

2015 EQUITY INCENTIVE PLAN